EXHIBIT 10.1

PNM RESOURCES, INC.
2006 OFFICER INCENTIVE PLAN
(Amended September 26, 2006)

INTRODUCTION

This document serves as a comprehensive single source of information about the PNM Resources, Inc. Officer Incentive Plan (the “Plan”). It describes the objectives of the Plan, its various elements, and how they function. If you have questions that are not addressed by this document, please direct them to the Compensation Department.

PLAN OBJECTIVES

The Plan is designed to motivate and reward participants for achieving and exceeding annual company, business unit and individual goals, and the company-wide earnings per share (“EPS”) goal.

EFFECTIVE DATES

The Plan is effective from January 1, 2006 through December 31, 2006 (the “Plan Year”). Management reserves the right, however, to adjust, amend or suspend the Plan at its discretion during the Plan Year, with the approval of the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).

ADMINISTRATION

•	Plan Year Goals

Individual goals sets (e.g. combined company, business unit, and individual) will be established for each Officer. After considering the recommendations of management, the Committee will approve the company-wide EPS goals against which performance will be measured for the Plan Year.

•	Incentive Award Approvals and Payout Timing

Shortly after the end of the Plan Year, the Committee or the Board will, in its sole discretion, determine the final performance results, which will be used to calculate awards, if any. Awards will be distributed by check to eligible participants following such approval. The payment, generally, will be made by March 15 following the end of the Plan Year. If it is administratively impractical to make the payment by March 15, the payment shall be made as soon as reasonably practical following March 15. The payments also may be delayed in accordance with regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986.

•	Provisions for a Change in Control

Pursuant to the PNM Resources, Inc. Officer Retention Plan, if a participant’s employment is terminated during a “Protection Period” (as defined in the Officer Retention Plan), the participant may be entitled to a pro-rata award equal to 50% of the maximum award available under this Plan as in effect during the Protection Period. Please refer to the Officer Retention Plan for additional information.

EXHIBIT 10.1

If a participant’s employment is not terminated prior to the end of the Plan Year in which a “Change in Control” occurs, the participant shall receive an award for that Plan Year determined in accordance with the provisions of this Plan. If the Plan is modified in any way as to change the amounts paid under the Plan, the participant shall receive an award equal to 50% of the maximum award available under this Plan as in effect during the Protection Period. Please refer to the Plans for additional information. For purposes of this Plan, the term “Change in Control” shall mean and refer to any “change in control event” within the meaning of Prop. Treas. Reg. § 1.409A-3(g)(5). The payments due pursuant to this paragraph shall be paid at the same time as incentive awards normally are paid.

ETHICS

The purpose of the Plan is to fairly reward performance achievement. Any employee who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, other employees or company objectives will be subject to appropriate disciplinary action, up to and including termination of employment.

ELIGIBILITY

All officers are eligible to participate in the Plan with the exception of the Vice Presidents for First Choice Power, who will participate in the First Choice Power, L.P. Incentive Plan or the First Choice Power, L.P. Energy Trading Plan. For purposes of this Plan, officer means any employee of the company with the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President.

•	Pro Rata Awards for Partial Service Periods

Pro rata awards for the number of months actively employed at each eligibility level during the Plan Year will be paid to the following participants at the time awards are paid to all participants: (Note: Any months in which a participant is actively on the payroll for at least one day will count as a full month.)

-	Participants who are newly hired during the Plan Year.

-	Participants who are promoted, transferred or demoted during the Plan Year.

-	Participants who are on leave of absence for any full months during the Plan Year.

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Participants who are impacted or leave the company due to retirement or disability during the Plan Year. (Note: For purposes of the Plan, “retirement” means termination of employment with the company and all affiliates after the employee has attained: (1) age forty-five and twenty years of service; (2) age fifty-five and ten years of service; (3) the age at which the early distribution penalty of Section 72(t) of the Internal Revenue Code no longer applies and five years of service; or (4) any age and thirty years of service.)

-	Participants who die during the Plan Year, in which case the award will be paid to the spouse of a married participant or the legal representative of an unmarried participant.

•	Forfeiture of Awards

Any participant who terminates employment on or before awards are distributed for the Plan Year for any reason other than death, impaction or retirement (e.g., voluntary separation, termination for performance or misconduct - even if the terminated participant elects to take retirement) will not be eligible for payment of an award.

EXHIBIT 10.1

•	Eligible Base for Incentive Purposes

For the purpose of incentive calculations, the applicable salary grade midpoint is the participant’s salary grade midpoint effective December 31 of the Plan Year unless the participant has been demoted during the Plan Year. In this event, the participant’s salary grade midpoint may be prorated based on the period of time worked at each level.

AWARD DETERMINATION

Awards may be earned for performance that provides additional value to our shareholders. The incremental performance needed to fund awards is taken into consideration in establishing performance thresholds and goals under the Plan.

•	Performance Thresholds

In order to be eligible for incentive awards, the following performance threshold must be met for 2006 (Individual Award):

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Overall combined company, business unit, and individual goal performance that at least achieves the threshold performance level. If this performance threshold is not met, no award will be paid for the Plan Year.

In order to be eligible for the award enhancement, the following performance threshold must be met for 2006:

-	Company-wide EPS of $1.65 or more. If this performance threshold is not met, no award enhancement will be applied.

•	Combined Company, Business Unit, and Individual Performance Award Opportunity

For the 2006 Plan Year, the combined company, business unit, and individual performance (Individual Award) opportunities are as follows:

Award Eligibility Level	Individual Goal Set
	Threshold*	Stretch*	Optimal*
Vice-President	4.0%	7.0%	10.0%
Senior Vice-President	6.4%	11.2%	16.0%
Executive Vice-President	8.0%	14.0%	20.0%
Chairman, President, and CEO	11.2%	19.6%	28.0%
*Award calculated as a percentage of salary grade midpoint

•	Earnings Per Share (EPS) Award Enhancement

For the 2006 Plan Year, the EPS award enhancement opportunities are as follows:

EPS Threshold Target = $1.65	EPS = $1.66 to $1.89	EPS Optimal Target = $1.90
Individual Award is enhanced with a multiplier of 1.15	Individual Award is enhanced 1.31x to 4.85x using straight-line interpolation	Individual Award is enhanced a maximum of 5x

EXHIBIT 10.1

For this Plan, EPS is defined as net income related to running the business (excluding certain extraordinary items or events that result in windfalls or penalties which are not in keeping with the spirit of the Plan) divided by the number of shares of PNM Resources, Inc. common stock outstanding.

•	Award Calculation

Combined company, business unit, and individual goal performance that meets or exceeds the threshold target level will be eligible for an award. The amount of each participant’s award is determined by the participant’s eligibility level and the level of combined company, business unit, and individual goal performance in the “Combined Company, Business Unit, and Individual Performance Award Opportunity” table above.

Company EPS performance that meets or exceeds the threshold target will serve as an enhancement to the award paid for workgroup performance. As identified in the “EPS Award Enhancement” table above, the award enhancement will be a minimum of 1.15x at the EPS threshold target, a maximum of 5x at the EPS optimal target, and interpolated between the EPS threshold and optimal targets.

The resulting percent is multiplied by the participant’s eligible salary grade midpoint to determine the amount of the participant’s award.

For Example: Assume that overall workgroup results are at the optimal performance level and company-wide EPS performance is $1.78. A participant who is eligible for an award at the Vice-President eligibility level would receive an award of 31.5% of salary grade midpoint for the Plan Year. That is, workgroup optimal performance resulting in an award of 10%, which is then enhanced 3.15x for EPS performance. Assuming the participant’s salary grade midpoint is $170,500 the award would be $53,707.50 ($170,500 x 31.5%).

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